                                                                                                               Exhibit 5.1
The Baum Law Firm
A Professional Corporation

May 23, 2005

TO: The Subscribers identified on Schedule A hereto:

We have acted as counsel to Quest Oil Corporation, a Nevada corporation (the “Company”) and its wholly-owned subsidiary Quest Canada Corp., a Canadian corporation (the “Subsidiary”) in connection with the offer and sale by the Company of Convertible Notes in the principal amount of $787,500 (the “Notes”) and the issuance of common stock purchase warrants (“Warrants”) to the Subscribers identified on Schedule A hereto, pursuant to the exemption from registration under the Securities Act of 1933, as amended (the “Act”) as set forth in Regulation D (“Regulation D”) promulgated thereunder. The Notes and the Warrants shall also be referred to as the Securities. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the subscription agreement (the “Agreement”) by and between the Company and Subscriber (the “Purchaser”) entered into at or about the date hereof. The Agreement, and the agreements described below are sometimes hereinafter referred to collectively as the “Documents.”

In connection with the opinions expressed herein, we have made such examination of law as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied, with your permission, upon the representations and warranties as to factual matters contained in and made by the Company and the Purchaser pursuant to the Documents and upon certificates and statements of certain government officials and of officers of the Company as described below. We have also examined originals or copies of certain corporate documents or records of the Company as described below:

(a) Form of Agreement
(b) Form of Note
(c) Form of Common Stock Purchase Warrant (the “Warrants)
(d) Funds Escrow Agreement
(e) Form of Security Agreement with the Company
(f) Form of Security Agreement with the Subsidiaries
(g) Form of Collateral Agent Agreement
(h) Certificate of Incorporation of the Company as amended
(i) Bylaws of the Company
(j) Minutes of the action of the Company’s Board of Directors, including unanimous Board of  Directors approval of the Documents, a copy of which is annexed hereto.

In rendering this opinion, we have, with your permission, assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuiness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents; (f) the due authorization, execution and delivery of all such documents by Subscribers, and the legal, valid and binding effect thereof on Subscribers; and (g) that the Company and the Purchasers will act in accordance with their respective representations and warranties as set forth in the Documents.

We are members of the bar of the State of California. We express no opinion as to the laws of any jurisdiction other than California and the federal laws of the United States of America. We express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering any of such laws or opinions of other counsel have not been sought or obtained by us in connection with rendering the opinions expressed herein.

1. The Company and each Subsidiary are duly incorporated, validly existing and in good standing in the states of their incorporation; have qualified to do business in each state where required unless the failure to do so would not have a material impact in the Company’s operations; and have the requisite corporate power and authority to conduct their business, and to own, lease and operate their properties.

2. The Company and each Subsidiary have the requisite corporate power and authority to execute, deliver and perform their obligations under the Documents. The Documents, and the issuance of the Notes, and Warrants and the reservation and issuance of Common Stock issuable upon conversion of the Notes and exercise of the Warrants have been (a) duly approved by the Board of Directors of the Company, and (b) all such Securities, when issued pursuant to the Agreement and upon delivery, shall be validly issued and outstanding, fully paid and non assessable.

3. The execution, delivery and performance of the Documents by the Company and each Subsidiary and the consummation of the transactions contemplated thereby, will not, with or without the giving of notice or the passage of time or both:

(a) Violate the provisions of the Certificate of Incorporation or bylaws of the Company or each Subsidiary; or
(b) To the best of counsel's knowledge, violate any judgment, decree, order or award of any court binding upon the Company or each Subsidiary.

4. The Documents constitute the valid and legally binding obligations of the Company and each Subsidiary and are enforceable against the Company and each Subsidiary in accordance with their respective terms.

5. The Notes, Warrants and the Common Stock issuable upon conversion of the Notes, and exercise of the Warrants, have not been registered under the Securities Act of 1933, as amended (the “Act”) or under the laws of any state or other jurisdiction, and are or will be issued pursuant to a valid exemption from registration.

6. The Subscribers have been granted valid security interests in the Collateral (as defined in each Security Agreement) pursuant to the Documents, enforceable against the Company and each Subsidiary in accordance with their respective terms and provisions, and to the extent such Collateral may be perfected under the NYUCC by the filing of financing statements, then upon the due and timely filing of Uniform Commercial Code financing statements respecting the Company and Subsidiary, with the Secretary of State of the State of Nevada, those security interests will be perfected in such Collateral to the extent described in those statements.

7. The Company, each Subsidiary and their Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of their state of incorporation that is or could become applicable to the Subscribers as a result of the Subscribers, the Company and each Subsidiary fulfilling their obligations or exercising their rights under the Documents, including without limitation as a result of the Company’s issuance of the Notes, Warrants and Common Stock issuable upon conversion of the Notes and exercise of the Warrants and the Subscribers’ ownership of the Notes, Warrants and Common Stock issuable upon conversion of the Notes and exercise of the Warrants.

In rendering this opinion letter we have assumed that the Documents has been duly and validly executed and delivered by you or on your behalf, that you have the power to enter into and perform all your obligations thereunder and have taken any and all necessary corporate, partnership or other relevant action to authorize the Documents, and that the Documents constitutes a valid, legal, binding and enforceable obligation upon you; (B) that the representations and warranties made in the Documents by you are true and correct; (C) that any wire transfers, drafts or checks tendered by you will be honored; (D) that you have filed any required state franchise, income or similar tax returns and have paid any required state franchise, income or similar taxes; and (E) if you are a small business investment company subject to the Small Business Investment Act of 1958, as amended, that you have complied with the provisions of such Act and the regulations promulgated thereunder (the “SBIA Laws”).

Special rulings of authorities administering laws or opinions of other counsel related to jurisdictions not related to this opinion have not been sought or obtained. Furthermore, we invite your attention to the fact that the Documents and the Securities related thereto states that they are governed by the laws of the State of New York. We have made no investigation of New York law nor consulted with counsel admitted to practice law in the State of New York. We have not examined the question of what law would govern the interpretation or enforcement of the Agreement or the Securities, and our opinion with regard to the validity, binding nature and enforceability of the Documents and the Securities are based upon the assumption that the internal laws of the State of New York would govern the provisions thereof.

Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

The legality, validity, binding nature and enforceability of the Company’s obligations under the Documents and the Securities may be subject to or limited by (1) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally, including any limitations imposed by the Nevada or New York Uniform Commercial Code relating to or affecting the rights and remedies available to creditors; (2) general principles of equity (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of any court of competent jurisdiction in awarding specific performance or injunctive relief and other equitable remedies; and (3) without limiting the generality of the foregoing, (a) principles requiring the consideration of the impracticability or impossibility of performance of the Company’s obligations at the time of the attempted enforcement of such obligations, and (b) the effect of state court decisions and statutes which indicate that provisions of the Documents or the Securities which permit any of you to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis in good faith or that it be shown that such action is reasonably necessary for your protection.

We express no opinion as to the Company’s or this transaction’s compliance or noncompliance with Section 721 (as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988: the so-called “Exon-Florio” provision) of the Defense Production Act of 1950 and the regulations thereunder.

We express no opinion concerning the past, present or future fair market value of any securities.

We express no opinion as to the enforceability under certain circumstances of any provisions indemnifying a party against, or requiring contributions toward, that party’s liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy or prohibited by law. In this regard, we advise you that in the opinion of the Securities and Exchange Commission, provisions regarding indemnification of directors, officers and controlling persons of an issuer against liabilities arising under the Securities Act of 1933, as amended, are against public policy and are therefore unenforceable.

We express no opinion as to the enforceability under certain circumstances of any provisions prohibiting waivers of any terms of the Documents or the Securities other than in writing, or prohibiting oral modifications thereof or modification by course of dealing. In addition, our opinions are subject to the effect of judicial decisions which may permit the introduction of extrinsic evidence to interpret the terms of written contracts such as the Documents.

We express no opinion as to the effect of any state law, federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy.

We express no opinion as to the effect of any state law, federal law or equitable principle, providing for an obligation of good faith in the performance or enforcement of contracts and prohibiting disclaimer of such obligation.

We express no opinion as to your compliance with any federal or state law relating to your legal or regulatory status or the nature of your business.

We express no opinion as to the compliance of the Company or the sale of the Securities to you with the provisions of the SBIA Laws, except to the extent that such compliance relates to the sale of Securities to Purchasers which are expressly identified in the Documents as being small business investment companies.

We express no opinion as to the effect of subsequent issuances of securities of the Company, to the extent that further issuances which may be integrated with the Closing may include purchasers that do not meet the definition of “accredited investors” under Rule 501 of Regulation D and equivalent definitions under state securities or “blue sky” laws.

We express no opinion as to whether the transactions contemplated by the Documents violate any usury or similar laws of the State of New York governing the amount of interest or other amounts that can be charged for the use, detention or forbearance of money, and we assume that the transactions contemplated by the Documents do not violate any such usury or similar law.

We express no opinion as to:

The creation, attachment, perfection or priority of any security interests in any collateral or any title to any property or collateral;

the enforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, or defenses to obligations or rights granted by law, when such waivers are against public policy or prohibited by law;

The effect of any state law, federal law or equitable principles which limit the amount of attorneys’ fees that can be recovered under certain circumstances;

Any provisions purporting to waive rights to notice, legal defenses, statute of limitation or other benefits that cannot be waived under applicable law;

Any provisions granting power of attorney or authority to execute documents or to act by power of attorney on behalf of the Company;

Any provisions containing prohibitions against transfer, alienation or hypothecation of property;

The enforceability under certain circumstances of provisions to the effect that rights or remedies may be exercised without notice, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; and

Any provision purporting to exclude conflict of law principles under New York law.

This opinion letter is rendered as of the date first written above solely for your benefit in connection with the Documents and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.
                                                               Very truly yours,

   Mark L. Baum, Esq.
            Counsel for Quest Oil Corporation